Exhibit 5.1

Pillsbury Winthrop Shaw Pittman LLP

2300 N Street, NW | Washington, DC 20037-1122 | tel 202.663.8000 | fax 202.663.8007

July 19, 2012

Federal Realty Investment Trust

1626 East Jefferson Street

Rockville, Maryland 20852

Ladies and Gentlemen:

We are acting as counsel for Federal Realty Investment Trust, a Maryland real estate investment trust (the “Company”), in connection with the issuance and sale of $250,000,000 aggregate principal amount of 3.00% Notes due 2022 (the “Notes”) of the Company, pursuant to the Underwriting Agreement and related Pricing Agreement, each dated July 16, 2012, between the several underwriters listed in Schedule I to the Pricing Agreement (the “Underwriters”) and the Company (collectively, the “Agreement”). The Notes are being issued under the Indenture dated as of September 1, 1998 between the Company and U.S. Bank National Association (successor to Wachovia Bank, National Association (successor to First Union National Bank)), as Trustee (together with the officers’ certificate dated July 19, 2012 setting forth the terms of the Notes, the “Indenture”).

We have reviewed (a) the Agreement, (b) the Indenture, (c) the Registration Statement on Form S-3 (File No. 333-181236) (the “Registration Statement”) filed by the Company to register the offer and sale of the Notes with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”), (d) the Prospectus dated May 8, 2012, as supplemented by the Prospectus Supplement dated July 16, 2012, relating to the offer and sale of the Notes (the “Prospectus”), filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act. We have also reviewed such other agreements, documents, records, certificates and other materials, and have satisfied ourselves as to such other matters, as we have considered relevant or necessary as a basis for this opinion.

In such review, we have assumed the accuracy and completeness of all agreements, documents, records, certificates and other materials submitted to us, the conformity with the originals of all such materials submitted to us as copies (whether or not certified and including facsimiles), the authenticity of the originals of such materials and all materials submitted to us as originals, the genuineness of all signatures and the legal capacity of all natural persons. In delivering this opinion, we have relied, without independent verification, as to factual matters, on certificates and other written or oral statements of governmental and other public officials and of officers and representatives of the Company, the Underwriters and the Trustee.

On the basis of the assumptions and subject to the qualifications and limitations set forth herein, we are of the opinion that the Notes constitute the valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as may be subject to and limited by the effect of (a) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting creditors’ rights generally, (b) general equitable principles (whether considered in a proceeding in equity or at law) and (c) requirements of reasonableness, good faith, materiality and fair dealing and the discretion of the court before which any matter may be brought.

This opinion is limited to the law of the State of New York and Title 8 of the Corporations and Associations Article of the Annotated Code of the State of Maryland, in each case as in effect on the date hereof.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed by the Company with the Commission on the date hereof and the incorporation thereof in the Registration Statement and to the use of our name under the captions “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP